Exhibit 99.1

Clubhouse Media Group, Inc. Announces Third Quarter 2023 Financials, Reporting Growth Over Second Quarter

LOS ANGELES, November 9th, 2023 /PRNewswire/ — Clubhouse Media Group, Inc. (OTCMKTS: CMGR) (“Clubhouse Media”), a social media firm and digital agency, today announced financial results for the third quarter of 2023.

Third Quarter 2023 Financial Summary Compared to Second Quarter 2023

●	Total net revenue increased 48% to $1,162,631, compared to $786,489
●	Operating expenses decreased 24% to $535,860, compared to $707,529
●	Net loss decreased 40% to $215,065, compared to $359,766
●	Operating income of $88,819, compared to operating loss of $405,819
●	Total Liabilities decreased 16% to $9,255,638, compared to $11,005,895

Management Commentary

“We are pleased with the overall results this quarter”, said Amir Ben-Yohanan, CEO of CMGR. “Our revenue has significantly increased and we managed to decrease the total debt from last quarter. We’re excited about the growth potential for both our digital agency and our creator monetization platform.”

“I think this was a successful quarter” added Scott Hoey, Chief Financial Officer of CMGR. “We managed to increase our revenue and decrease our expenses once again. We are working hard to continue this trajectory throughout Q4.”

Visit us at www.clubhousemediagroup.com

About Clubhouse Media Group, Inc.

CMGR offers management, production, and deal-making services to its handpicked influencers, a management division for individual influencer clients, and an investment arm for joint ventures and acquisitions for companies in the social media influencer space.

Follow CMGR on Twitter: https://twitter.com/ClubhouseCMGR

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements”. Forward-looking statements also may be included in other publicly available documents issued by CMGR and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “would,” “could,” “will” and other words of similar meaning in connection with a discussion of future operating or financial performance.

Examples of forward-looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause CMGR’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others such as, but not limited to economic conditions, changes in the laws or regulations, demand for CMGR’s products and services, the effects of competition and other factors that could cause actual results to differ materially from those projected or represented in the forward-looking statements. Any forward-looking information provided in this release should be considered with these factors in mind. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K, which are available on the Securities and Exchange Commission’s website at sec.gov. We assume no obligation to update any forward-looking statements contained in this press release.

Contact:

Clubhouse Media Group, Inc.

media@clubhousemediagroup.com